Exhibit 99.2

LCNB Corp. and Subsidiaries

Financial Highlights

(Dollars in thousands, except per share amounts)

Condensed Income Statement	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Interest income	$8,414	8,821	33,989	34,853
Interest expense	1,986	2,351	8,334	10,060
Net interest income	6,428	6,470	25,655	24,793
Provision for loan losses	693	430	1,680	1,400
Net interest income after provision	5,735	6,040	23,975	23,393
Non-interest income	2,704	1,894	8,929	7,248
Non-interest expense	5,309	4,916	21,238	20,660
Income before income taxes	3,130	3,018	11,666	9,981
Provision for income taxes	772	726	2,518	2,271
Net income from continuing operations	2,358	2,292	9,148	7,710
Income from discontinued operations, net of taxes	62	28	225	56
Net income	2,420	2,320	9,373	7,766
Preferred stock dividends and discount accretion	-	594	-	1,108
Net income available to common shareholders	$2,420	1,726	9,373	6,658

Dividends per common share	$0.16	0.16	0.64	0.64
Basic earnings per common share:
Continuing operations	0.35	0.26	1.37	0.99
Discontinued operations	0.01	0.01	0.03	0.01
Diluted earnings per common share:
Continuing operations	0.34	0.25	1.36	0.98
Discontinued operations	0.01	0.01	0.03	0.01

Average basic shares outstanding	6,688,285	6,687,232	6,687,500	6,687,232
Average diluted shares outstanding	6,738,090	6,721,681	6,736,622	6,701,309

Selected Financial Ratios
Return on average assets	1.23%	1.23%	1.22%	1.07%
Return on average equity	13.09%	13.33%	13.36%	10.43%
Dividend payout ratio	44.22%	58.41%	45.66%	64.39%
Net interest margin (tax equivalent)	3.75%	3.99%	3.88%	3.96%

Selected Balance Sheet Items	December 31 2010	December 31, 2009
Investment securities	$251,053	217,639

Loans	454,991	460,416
Less allowance for loan losses	2,641	2,998
Net loans	452,350	457,418

Total assets	760,134	734,409
Total deposits	638,539	624,179
Short-term borrowings	21,691	14,265
Long-term debt	23,120	24,960
Total shareholders’ equity	70,707	65,615

Shares outstanding at period end	6,689,743	6,687,232

Book value per share	$10.57	9.81
Equity to assets ratio	9.30%	8.93%

Assets Under Management
LCNB Corp. total assets	$760,134	734,409
Trust and investments (fair value)	223,545	197,125
Mortgage loans serviced	70,705	57,369
Business cash management	9,591	17,902
Brokerage accounts (fair value)	82,385	72,202
Total assets managed	$1,146,360	1,079,007